                                                                      Exhibit 99
[CRESTLINE LETTERHEAD APPEARS HERE]

CRESTLINE CAPITAL CORPORATION BOARD OF DIRECTORS ELECT NEW MEMBER


BETHESDA, MD, September 15, 1999 Crestline Capital Corporation (NYSE:CLJ) announced today that its Board of Directors has elected William L. Wilson,
Principal-in-Charge of Synterra, Ltd., to its Board.   Mr. Wilson fills the
Board seat vacated by Christopher J. Nassetta, Executive Vice President and Chief Operating Officer of Host Marriott Corporation. The Board accepted
Mr. Nassetta's resignation to avoid any conflict of interest during possible lease termination negotiations with Host Marriott. The REIT Modernization Act, if passed, would allow REITs to own their lessees in taxable subsidiaries beginning January 2001. Therefore, Host Marriott Corporation may choose to terminate its 119 full-service leases with Crestline Capital.

Bruce D. Wardinski, Chairman of the Board and CEO, stated, "Although we regretfully accept Mr. Nassetta's resignation, we are extremely pleased to announce the addition of Mr. Wilson to our Board. Mr. Wilson's high personal integrity, stellar reputation in the community, and business experience will be a definite asset to Crestline Capital."

Mr. Wilson has successfully directed the growth of Synterra Ltd., a firm of site/landscape architects, development planners, project managers, and construction managers in the U.S. and abroad. His many affiliations include:
United Way African American Fund Raising Initiative of Philadelphia, City of Philadelphia Art Commission, Board of Trustee member and Chairperson of Building and Grounds Committee for the Pennsylvania School for the Deaf and many more.